UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2011

MIT HOLDING, INC.
(Exact name of registrant specified in charter)

Delaware	333-13679	20-5068091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

37 West Fairmont Avenue, Suite 202
Savannah, Georgia 31406
(Address of principal executive offices, including zip code)

(912) 925-1905
(Registrant's telephone number, including area code)

This Current Report on Form 8-K is filed by  MIT Holding Inc., a Delaware corporation, in connection with the items described below.

Item 2.01       Completion of Acquisition or Disposition of Assets

On September 20, 2011, MITRX Corporation, a wholly owned subsidiary of MIT Holding Inc. (“MIT” or the “Company”) executed two Stock Purchase agreements selling One hundred Percent (100%) of each of the companies; National Direct Home Pharmacy, Inc to TDT Investments Inc. and Palmetto Long Term Care Pharmacy, Inc. to Pharmco, Inc.  There are no material relationships between the purchasers, its owners, affiliates, officers or directors and MIT’s officers, directors or affiliates, other than Tommy Duncan is a long term director of MIT, who abstained from any voting pertaining to these transactions.

Per the Purchase agreement, MITRX has sold a fully operating home delivery/mail order pharmacy with annual gross sales of approximately Eighteen Million Dollars ($18,000,000).  MITRX sold National Direct Home Pharmacy, Inc. with assets of approximately $ 4,288,112 and Palmetto Long Term Care Pharmacy, Inc. with approximately $ 6,556,864 in assets including but not limited to all furniture, fixtures, licenses, government awards, private nursing home contracts, large individual customer base and pharmaceutical equipment including a PharmASSIST RobotX.

MITRX sold both companies for the assumption of approximately $ 17,770,206 in total debt.  National Direct Home Pharmacy, Inc has total liabilities of approximately $6,919,415 and Palmetto Long Term Care Pharmacy, Inc. has total liabilities of approximately $10,850,791.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 22, 2011

MIT HOLDING, INC.

By:	/s/ William Parker
Name: William Parker
Title: Chief Executive Officer